Exhibit 99.1

CSRA Announces First Quarter Fiscal Year 2017 Financial Results

- Diluted EPS of $0.39 (GAAP) and $0.51 (Adjusted) reflect continued strong profitability
- Robust book-to-bill ratios of 1.0x for the quarter and 1.3x for the trailing twelve months build the foundation for future growth
- Operating cash flow of $156 million enabled $98 million of debt paydown
FALLS CHURCH, Va., Aug. 10, 2016 /PRNewswire/ -- CSRA Inc. (NYSE:CSRA), a leading provider of next-generation IT solutions and professional services to government organizations, today announced financial results for the first quarter of fiscal year 2017, which ended July 1, 2016.
"We began fiscal year 2017 with strong profitability and positive business development performance," said Larry Prior, CSRA president and CEO. "We generated significant cash that enabled us to lower our debt and strengthen our balance sheet. We are making significant progress on our mission to drive growth, both through accelerated proposal submissions and expanded collaboration with next generation technology providers. As our market turns positive, CSRA is well positioned to benefit from our strategic investments in growth."

Summary Operating Results

(Dollars in millions, except per share data)	Three Months Ended
	July 1, 2016	July 3, 2015
GAAP revenue	$1,254	$959
GAAP net income	$68	$67
GAAP diluted EPS	$0.39	$0.45

Pro forma revenue	$1,254	$1,317
Pro forma adjusted EBITDA	$218	$210
Pro forma adjusted diluted EPS	$0.51	$0.51

Note: All figures are unaudited; computation methods are shown at the end of the release.

GAAP revenue for the first quarter of fiscal year 2017 was $1.25 billion, up 31 percent compared to the first quarter of fiscal year 2016 as a result of the merger with SRA International, Inc. Revenue for the quarter was down 5 percent compared to pro forma revenue in the first quarter of fiscal year 2016, which reflects the SRA merger as if it had occurred at the beginning of that period. The pro forma revenue decline was primarily driven by reductions in the Logistics Modernization Program for the U.S. Army, as well as a lower overall volume of direct material and other direct cost purchases.
The GAAP net income of $68 million, or $0.39 per share, includes $16 million of amortization of SRA contract backlog and $13 million of other pre-tax merger and integration costs. Adjusted EBITDA for the quarter was $218 million, up 4 percent from pro forma adjusted EBITDA in the first quarter of fiscal year 2016, as adjusted EBITDA margin increased from 15.9 percent to 17.4 percent. The year-over-year improvement in pro forma adjusted EBITDA was driven primarily by cost synergies realized from the SRA merger. Adjusted diluted earnings per share for the quarter were $0.51, unchanged from the first quarter of fiscal year 2016, which included a gain of $0.06 from the sale of Welkin. Excluding the divestiture, pro forma adjusted diluted EPS increased 12 percent from the year-ago quarter.

Exhibit 99.1

Cash Management and Capital Deployment
Operating Cash Flow for the quarter was $156 million, helped in part by incorporating SRA into the company's accounts receivable purchase facility, which increased operating cash flow by $46 million. As a result of the strong cash flow, the company aggressively executed on its balanced capital deployment program and deployed $98 million to pay down debt and $18 million to pay dividends.  Excluding the impact of the receivables purchase facility, free cash flow during the quarter was $67 million. As of July 1, 2016, the company had $133 million in cash and cash equivalents and $2.7 billion in debt.
The company paid a cash dividend of $0.10 per share on July 11, 2016, as part of its regular quarterly cash dividend program. The Board of Directors declared that the company will pay its next cash dividend of $0.10 per share on October 4, 2016, to all common stockholders of record as of August 31, 2016.
Contract Awards
Bookings totaled $1.3 billion in the first quarter, representing a book-to-bill ratio of 1.0x. The first quarter marked the sixth consecutive quarter with a pro forma book-to-bill ratio of 1.0x or higher. Pro forma bookings for the trailing twelve-month period totaled $6.6 billion, representing a pro forma book-to-bill ratio of 1.3x.
Included in the quarterly bookings were several particularly important single-award prime contracts:

•
Congressionally Directed Medical Research Program (CDMRP). The U.S. Army Medical Research Acquisition Activity awarded CSRA a single-award indefinite delivery, indefinite quantity (IDIQ) contract valued up to $180 million over five years to provide scientific, information technology and administrative solutions for the CDMRP. CSRA will support the receipt and scientific evaluation of more than $1 billion in grants.

•
New York Health-Insurance Exchange (NYHIX). The New York State Department of Health awarded CSRA a one-year, $127 million extension of its contract to enhance, operate, and maintain the health-insurance exchange implemented under the Affordable Care Act.

•
Maryland Coordinated Highways Action Response Team (CHART). Under a ten-year, $56 million contract, CSRA will provide IT engineering and software development support to improve the state's collection and dissemination of roadway and traffic information, enabling proactive management of Maryland's ground transportation system.

•
Telecommunication and Information Systems Command (TISCOM) Technology Enterprise Support Services (TESS). The U.S. Coast Guard awarded CSRA the five-year, $55 million TESS contract to provide enterprise IT services and responsive technical support to TISCOM. On this new award, CSRA will lead the development and deployment of the U.S. Coast Guard's IT infrastructure both onshore and afloat and evaluate and implement emerging technologies to support current and future missions.

In addition, the company won several large multiple-award, IDIQ contracts that are not included in bookings, but support future growth, including:

•
Strategic Partners Acquisition Readiness Contract. The Centers for Medicare and Medicaid Services (CMS) awarded CSRA a prime position on its potential 10-year, $25 billion SPARC vehicle. CMS intends to use SPARC as its primary mechanism to acquire IT services and will make the vehicle available to all operational divisions of the Department of Health and Human Services (HHS).

The company's backlog of signed business orders at the end of first quarter of fiscal year 2017 was $15.1 billion, of which $3.0 billion was funded. Total backlog increased 5 percent compared to the pro forma backlog at the end of the first quarter of fiscal year 2016.

Exhibit 99.1

Forward Guidance
The company is maintaining its previously announced guidance ranges for revenue, adjusted EBITDA, adjusted diluted earnings per share, and free cash flow for fiscal year 2017 as specified in the table below. The company elects to provide ranges for certain metrics not in accordance with GAAP because it cannot make reasonable estimates of key elements, including pension mark-to-market adjustments and integration expenses.

Metric	Fiscal Year 2017
Revenue (millions)	$5,000 - $5,200
Adjusted EBITDA (millions)	$870 - $905
Adjusted Diluted Earnings per Share	$1.91 - $2.04
Free Cash Flow (millions)	$300 - $350
The fiscal year 2017 adjusted EBITDA and diluted EPS guidance assumes pension income of $96 million, consistent with $24 million recorded in the first quarter of fiscal year 2017. The company affirms its long-term model of average compound annual growth in revenue of 2 percent to 3 percent and average compound annual growth in adjusted EPS of 8 percent to 10 percent.
CSRA Chief Financial Officer Dave Keffer commented, "I am pleased that we are able to drive improved profitability while investing heavily in the organic growth engine of the company. With a robust volume of submitted proposals and strong positioning on upcoming next generation IT and critical mission support opportunities, we look forward to accelerating new business wins while maintaining our industry leading profitability and strong cash generation."
Conference Call
CSRA executive management will hold a conference call on August 10, 2016, at 5 p.m. Eastern to discuss the financial results and outlook and answer questions. Analysts and institutional investors may participate on the conference call by dialing 877-883-0383 (domestic) or 412-902-6506 (international) and entering pass code 5862491. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the CSRA website (http://investorrelations.csra.com).  A replay of the conference call will be available on the CSRA website approximately two hours after the conclusion of the call.
About CSRA Inc.
Every day CSRA (NYSE: CSRA) makes a difference in how the government serves our country and our citizens. We deliver a broad range of innovative, next-generation IT solutions and professional services to help our customers modernize their legacy systems, protect their networks and assets, and improve the effectiveness and efficiency of mission-critical functions for our warfighters and our citizens. Our 18,000 employees understand that success is a matter of perseverance, courage, adaptability and experience. CSRA is headquartered in Falls Church, Virginia. To learn more about CSRA, visit www.csra.com.
Forward-looking Statements
All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements represent CSRA's intentions, plans, expectations and beliefs, including statements about network and asset protection and improving mission-critical functions. The forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside the control of CSRA. These factors could cause actual results to differ materially from forward-looking statements. For a written description of these factors, see the sections titled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in CSRA's most recent Annual Report on Form 10-K and any updating information in subsequent SEC filings. CSRA disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent event or otherwise, except as required by law.

Exhibit 99.1

CSRA INC.
CONSOLIDATED AND CONDENSED BALANCE SHEETS (unaudited)

	As of
(Dollars in millions)	July 1, 2016	April 1, 2016
Current assets
Cash and cash equivalents	$133	$130
Receivables, net of allowance for doubtful accounts of $25 and $21, respectively	743	751
Prepaid expenses and other current assets	110	123
Total current assets	986	1,004

Intangible and other assets
Goodwill	2,332	2,332
Customer-related and other intangible assets, net of accumulated amortization of $230 and $201, respectively	839	870
Software, net of accumulated amortization of $98 and $95, respectively	44	41
Other assets	69	69
Total intangible and other assets	3,284	3,312

Property and equipment, net of accumulated depreciation of $779 and $773, respectively	514	530
Total assets	$4,784	$4,846

Current liabilities
Accounts payable	$185	$170
Accrued payroll and related costs	187	200
Accrued expenses and other current liabilities	490	528
Current capital lease liability	48	42
Current maturities of long-term debt	66	128
Dividends payable	18	18
Total current liabilities	994	1,086

Long-term debt, net of current maturities	2,623	2,656
Noncurrent capital lease liability	96	109
Deferred income tax liabilities	156	163
Other long-term liabilities	765	742

Commitments and contingent liabilities (Note 15)

Equity
CSRA Stockholders' Equity:
Common stock, $0.001 par value, 750,000,000 shares authorized, 163,603,851 and 162,925,821 shares issued, respectively and 163,489,212 and 162,925,821 shares outstanding, respectively	—	—
Additional paid-in capital	133	117
Accumulated earnings (deficit)	(25)	(74)
Accumulated other comprehensive income	13	21

Exhibit 99.1

Total CSRA stockholders' equity	121	64
Noncontrolling interests	29	26
Total equity	150	90
Total liabilities and equity	$4,784	$4,846

CSRA INC.
CONSOLIDATED AND CONDENSED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended
(Dollars in millions, except per share amounts)	July 1, 2016	July 3, 2015
Revenue	$1,254	$957
Related-party revenue	—	2
Total revenue	1,254	959

Cost of services	991	773
Related-party cost of services	—	2
Total cost of services (excludes depreciation and amortization)	991	775
Selling, general and administrative expenses	56	41
Separation and merger costs	5	15
Depreciation and amortization	65	33
Interest expense, net	30	5
Other expense (income), net	1	(19)
Total costs and expenses	1,148	850

Income before income taxes	106	109
Income tax expense	38	42
Net income	68	67
Less: noncontrolling interests	3	4
Net income attributable to CSRA common stockholders	$65	$63

Earnings per common share
Basic	$0.40	$0.45
Diluted	$0.39	$0.45

Common share information
Common shares outstanding for basic EPS	163,275,412	139,128,158
Dilutive effect of stock options and equity awards	1,663,182	—
Weighted average number of common shares outstanding - diluted	164,938,594	139,128,158

Cash dividend per common share	$0.10	$—

Exhibit 99.1

CSRA INC.
CONSOLIDATED AND CONDENSED STATEMENTS OF CASH FLOWS (unaudited)

(Dollars in millions)	Three Months Ended
	July 1, 2016	July 3, 2015
Cash flows from operating activities
Net income	$68	$67
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	67	35
Stock-based compensation	3	(1)
Excess tax benefit from stock compensation	(1)	—
Net (gain) loss on dispositions of businesses and assets	2	(17)
Changes in assets and liabilities, net of acquisitions and dispositions:
Decrease in assets	13	203
Decrease in liabilities	(2)	(40)
Other operating activities, net	6	—
Cash provided by operating activities	156	247

Cash flows from investing activities
Purchases of property and equipment	(34)	(15)
Proceeds from business dispositions	—	34
Other investing activities	(9)	—
Cash provided by (used in) investing activities	(43)	19

Cash flows from financing activities
Payments of lines of credit	(48)	—
Payments of long-term debt	(50)	—
Proceeds from stock options and other common stock transactions	8	—
Dividends paid	(18)	—
Payments on lease liability	(7)	(5)
Net transfers to CSC	—	(259)
Other financing activities	5	—
Cash used in financing activities	(110)	(264)

Net increase in cash and cash equivalents	3	2
Cash and cash equivalents at beginning of period	130	5
Cash and cash equivalents at end of period	$133	$7

Supplemental cash flow information:
Cash paid for income taxes	$2	$42
Cash paid for interest	28	5
Non-cash investing activities	13	9
Non-cash operating activities	4	—

Exhibit 99.1

Segment Operating Results
CSRA delivers IT, mission, and operations-related services across the U.S. federal government through two reportable segments–Defense and Intelligence, which supports customers in the Department of Defense (DoD) and Intelligence Community, and Civil, which supports customers in homeland security, law enforcement, healthcare, and other civil agencies as well as certain state and local government agencies. The following table summarizes revenue by reportable segment:

	Three Months Ended
(Dollars in millions; unaudited)	July 1, 2016	July 3, 2015
Pro forma revenue
Defense and Intelligence	568	615
Civil	686	703
Total pro forma revenue	$1,254	$1,318
SRA revenue prior to November 30, 2015	—	359
Total revenue	$1,254	$959

Pro forma segment operating income
Defense and Intelligence	54	67
Civil	105	85
Total pro forma segment operating income	$159	$152
SRA segment operating income prior to November 30, 2015	—	26
Total segment operating income	$159	$126

For the three months ended July 1, 2016, pro forma Defense and Intelligence segment revenues decreased by $47 million, or 8 percent compared to the same period of the prior year. The largest source of that reduction was the U.S. Army Logistics Modernization Program, which continues to decline after a successful deployment phase. First quarter pro forma Civil segment revenues decreased by $17 million, or 2 percent as compared to the same period of the prior year.
Pro forma segment operating income increased across the company, driven by profitability enhancements with the Civil segment. For the three months ended July 1, 2016, total pro forma segment operating margin was 12.7 percent, up 120 basis points compared to the first quarter of fiscal year 2016.
Non-GAAP Financial Measures
The following tables illustrate the items and means to reconcile non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP. CSRA management believes that these non-GAAP financial measures provide useful additional information to investors regarding the company's financial condition and results of operations as they provide another measure of the company's profitability and ability to service its debt and are considered important measures by financial analysts covering CSRA. When analyzing CSRA's performance, investors and securities analysts should evaluate each adjustment in our reconciliation and use pro forma adjusted measures in addition to, and not as an alternative to, GAAP measures.
Pro forma adjusted results include a full period of SRA results; assess the impact of interest, non-backlog-related intangibles amortization, recurring elements of pension income, and other costs as if the separation and merger had occurred at the beginning of the period; and exclude costs directly associated with the separation and merger

Exhibit 99.1

transactions and the ongoing integration process. The table below summarizes the major adjustments to GAAP to derive pro forma adjusted metrics for each reporting period.

Metric	Q1 2017	Q1 2016
Pro Forma Revenue	None (GAAP)	Include: SRA revenue Exclude: Intercompany revenue
Pro Forma Adjusted EBITDA	Exclude: Integration costs Spin/merger costs	Include: SRA EBITDA Pension income CSC IP expense Exclude: Intercompany EBITDA
Pro Forma Adjusted Diluted EPS	Exclude: Integration costs Spin/merger costs SRA backlog amortization	Include: SRA income Pension income CSC IP expense Exclude: Intercompany income Apply: Normalized interest expense Long-term tax rate Share count at spin

Pro Forma Adjusted Revenue

CSRA INC.
PRO FORMA REVENUE (unaudited)

	Three Months Ended
(Dollars in millions)	July 1, 2016	July 3, 2015
Revenue(a)	$1,254	$959
Historical SRA revenue(b)	—	359
Separation and merger effect(c)	—	(1)
Pro forma adjusted revenue	$1,254	$1,317

Notes:
(a) For the three months ended July 3, 2015, GAAP results reflect the operations of CSRA LLC.
(b) Revenue prior to the November 30, 2015 merger from the most closely corresponding reporting period, which is April 1, 2015 to June 30, 2015, in the case of the three months ended July 3, 2015.
(c) Adjustment for inter-company revenue prior to the November 30, 2015 merger.

Exhibit 99.1

Pro Forma Adjusted Diluted Earnings Per Share

CSRA INC.
PRO FORMA ADJUSTED DILUTED EARNINGS PER SHARE (unaudited)

	Three Months Ended
(Dollars in millions except per share amounts)	July 1, 2016	July 3, 2015
Income before income taxes(a)	$106	$109
Historical SRA loss from continuing operations before taxes(b)	—	0
Separation and merger costs(c)	5	36
One-time integration costs	7	—
Amortization of funded backlog associated with SRA acquisition(d)	16	—
Pro forma adjusted income before income taxes	135	145

Pro forma adjusted income tax expense(e)	48	57
Pro forma adjusted net income	87	88
Less: Noncontrolling interest	3	4
Pro forma adjusted net income attributable to CSRA common stockholders	$84	$84

Pro forma adjusted diluted earnings per common share(f)	$0.51	$0.51

Notes: Pro forma adjusted net income attributable to CSRA common stockholders may not equal the sum of the component figures due to rounding.
(a)  For the three months ended July 3, 2015, GAAP results reflect the operations of CSRA LLC, which includes a pre-tax gain of $17 million on the sale of Welkin. The gain increased pro forma adjusted net income to shareholders by $10 million and pro forma adjusted diluted EPS by $0.06.

(b)  Income prior to the November 30, 2015 merger from the most closely corresponding reporting period, which is April 1, 2015 to June 30, 2015, in the case of the three months ended July 3, 2015. Income in this period was less than $500 thousand.

(c) Inter-company income prior to the November 30, 2015 merger plus costs directly associated with the separation and merger transactions, before tax effect.
(d) Total value of $65 million amortized over one year is included in GAAP Income before income taxes.
(e) For the three months ended July 1, 2016, the GAAP effective tax rate is applied; for the prior period, the long-term effective tax rate of 39% is applied.
(f) Diluted share count set at share count as of November 30, 2015 for the three months ended July 3, 2015.

Exhibit 99.1

Pro Forma Adjusted EBITDA
CSRA defines pro forma adjusted EBITDA as revenue less cost of services and selling, general, and administrative (SG&A) costs. In addition, pro forma adjusted EBITDA excludes periodic mark-to-market adjustments to the pension plan as well as certain non-cash items such as stock-based compensation expense.

CSRA INC.
PRO FORMA ADJUSTED EBITDA (unaudited)(a)

	Three Months Ended
(Dollars in millions)	July 1, 2016	July 3, 2015
Net income (b)	$68	$67
Historical SRA loss from continuing operations before taxes(c)	—	1
Separation, merger and integration costs(d)	28	24
Interest expense, net	30	30
Tax expense on income	38	55
Depreciation and amortization	49	48
Amortization of contract-related intangibles	2	3
Stock-based compensation	3	(1)
Restructuring costs	—	3
Pension and post-retirement actuarial losses (gains), settlement losses, and amortization of other comprehensive income	—	(4)
Gain on disposition of business(e)	—	(17)
Impact of acquisitions(f)	—	1
Pro Forma Adjusted EBITDA	$218	$210

Notes:
(a)  The reconciliation to Pro Forma Adjusted EBITDA differs across periods. For example, Net income for the three months ended July 3, 2015, incorporate amounts furnished in the Form 8-K dated December 24, 2015, derived on the basis described therein; Net income for the three months ended July 1, 2016, is derived from the same basis of accounting used to prepare GAAP financial information for that period.

(b) For the three months ended July 3, 2015, GAAP results reflect the operations of CSRA LLC.
(c) SRA income prior to November 30, 2015 merger from the most closely corresponding reporting period, which is April 1, 2015 to June 30, 2015, in the case of the three months ended July 3, 2015.
(d)  Inter-company income prior to the November 30, 2015 merger, costs directly associated with the separation and merger transactions incurred by CSGov and SRA before the merger and CSRA after the merger, intangibles amortization expense associated with SRA's funded contract backlog, and one-time integration costs.

(e) Pre-tax gain on the sale of Welkin in April 2015.
(f) Pre-tax income from the assets acquired by SRA in April 2015 earned before the acquisition.
Free Cash Flow
CSRA defines free cash flow as equal to the sum of (1) operating cash flows, (2) investing cash flows, excluding business acquisitions, dispositions and investments and (3) payments on capital leases and other long-term asset financings. Free cash flow is further adjusted for certain cash flow items, such as (i) non-recurring separation-related payments and (ii) the change in the balance of accounts receivables we have sold.

Exhibit 99.1

CSRA INC.
FREE CASH FLOW (unaudited)

	Three Months ended
(Amounts in millions)	July 1, 2016	July 3, 2015
Net cash provided by operating activities	$156	$247
Net cash (used in) provided by investing activities	(43)	19
Sale of accounts receivable(a)	(46)	(180)
Business dispositions	—	(34)
Payments on capital leases and other long-term assets financing	(7)	(5)
Separation-related payments	7	5
Free cash flow	$67	$52

Notes:
(a) Impact of net proceeds arising from the initial sale of billed and/or unbilled receivables under the Master Accounts Receivable Purchase Agreement.

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CONTACT: Investors: M. Stuart Davis, 703.641.2267, stuart.davis@csra.com, Media: Shannon N. Booker, 703.645.5217, shannon.booker@csra.com